Exhibit 10.6
THE CHUBB CORPORATION
LONG-TERM INCENTIVE PLAN (2009)
Performance Unit Award Agreement
     This PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”), dated as of February 24, 2010, is by and between The Chubb Corporation (the “Corporation”) and                                          (the “Participant”), pursuant to The Chubb Corporation Long-Term Incentive Plan (2009) (the “Plan”). Capitalized terms that are not defined herein shall have the same meanings given to such terms in the Plan. If any provision of this Agreement conflicts with any provision of the Plan (as either may be interpreted from time to time by the Committee), the Plan shall control.
     WHEREAS, pursuant to the provisions of the Plan, the Committee has authorized the grant to the Participant of Performance Units in accordance with the terms and conditions of this Agreement, subject to the acceptance of its terms by the Participant; and
     WHEREAS, the Participant and the Corporation desire to enter into this Agreement to evidence and confirm the grant of such Performance Units on the terms and conditions set forth herein.
     NOW THEREFORE, the Participant and the Corporation agree as follows:
     1. Grant of Performance Units. Pursuant to the provisions of the Plan, the Corporation on the date set forth above (the “Grant Date”) has granted and hereby evidences the grant to the Participant, subject to the terms and conditions set forth herein and in the Plan, of an award of ___Performance Units (the “Award”).
     2. Payment of Earned Performance Units.
          (a) Settlement of Performance Units. Subject to the provisions of this Section 2, Section 4, and Section 5, the Payment Value of each Performance Unit covered by the Award which the Committee determines, in writing, to be earned pursuant to Section 3 shall be paid by the Corporation on a date (the “vesting date”) as soon as administratively practicable after (but no later than 2 1/2 months after the calendar year end coincident with) the end of the Performance Cycle described in Section 3(a). Payments hereunder shall be made in cash, shares of Stock, or a combination thereof, as determined by the Committee in its sole discretion. Notwithstanding the aforementioned, the vesting date shall be the last day of the Performance Cycle if (i) the Participant experiences a Qualifying Termination on or after December 31, 2010 or (ii) the Committee determines, in its discretion, pursuant to Section 4(b), that the Participant will not forfeit his or her rights to Performance Units upon his or her termination of employment for other reasons; in either case, provided the Committee determines, in writing, that Performance Units are to be awarded hereunder.

          (b) Voluntary Deferral. Notwithstanding the provisions of Section 2(a), the Participant may elect, by election filed with the Corporation under its Key Employee Deferred Compensation Plan (2005) (or any successor plan or program) (the “Deferred Compensation Plan”), and on a form acceptable to the Committee, not later than June 30, 2012 and subject to such terms and conditions as the Committee may specify, to have any payment that may become due in respect of Performance Units covered by the Award deferred until such later time as shall be specified in such election.
     3. Vesting Criteria Applicable to Performance Units.
          (a) Performance Cycle. The Performance Cycle for this Award shall commence on January 1, 2010, and shall end on December 31, 2012.
          (b) Performance Goal. The Performance Goal for the Performance Cycle is the total return per share of Stock to the Corporation’s shareholders, inclusive of dividends paid (regardless of whether paid in cash or property, which dividends shall be deemed reinvested in Stock), during the Performance Cycle in comparison to the total return per share of stock, inclusive of dividends paid (regardless of whether paid in cash or property, which dividends shall be deemed reinvested in stock), achieved by the companies (i) that are in the Standard & Poors 500 Index (the “S&P 500”) on the date the Performance Cycle begins and (ii) that continue to file public reports pursuant to the Act for the entirety of the Performance Cycle (such companies, the “Comparison Companies”). For the avoidance of doubt, a company included in the S&P 500 on the date the Performance Cycle commences that is not included in the S&P 500 at the conclusion of the Performance Cycle will be a Comparison Company as long as it files public reports pursuant to the Act for the entire Performance Cycle (and any company first included in the S&P 500 after the start of the Performance Cycle would not be a Comparison Company).
          (c) Comparison of Total Shareholder Return. Except as provided in Section 5, the Performance Units covered by the Award shall be deemed earned based on where the Corporation’s total shareholder return during the Performance Cycle ranks in relation to the total shareholder returns of the Comparison Companies during such period. For purposes of calculating the total shareholder return of the Corporation and the Comparison Companies during the Performance Cycle, the value of each such company’s stock at the beginning and end of the Performance Cycle shall be established based on the average of the averages of the high and low trading prices of the applicable stock on the principal exchange on which the stock trades for the 15 trading days occurring immediately prior to the beginning or end of the Performance Cycle, as the case may be. Such averages for each such company (including the Corporation) shall be referred to herein as the “Beginning Average Value” and the “Ending Average Value.” As soon as practicable after the completion of the Performance Cycle, the total shareholder returns of the Comparison Companies will be calculated and ranked from highest to lowest. The Corporation’s total shareholder return will then be ranked in terms of which percentile it would have placed in among the Comparison Companies. In calculating the total shareholder return with respect to either the Corporation or any of the Comparison Companies, the Committee shall make or shall cause to be made such appropriate adjustments to the calculation of total shareholder return for such entity (including, without limitation, adjusting the Beginning Average Value) as shall be necessary or appropriate to avoid an artificial increase or decrease in such return as a result of a stock split (including a reverse stock split), recapitalization, or other similar event affecting the capital structure of such entity that does not involve the issuance of the entity’s securities in exchange for money, property, or other consideration.
          (d) Percentage of Performance Units Earned. The extent to which Performance Units shall become earned on the vesting date described in Section 2(a) shall be determined according to the following schedule:

Relative	Percent of
Performance	Performance
Level Percentile	Units Earned
85th or higher	200%
50th	100%
25th	50%
Under 25th	0%
To the extent that the Corporation’s total shareholder return ranks in a percentile between the 25th and the 50th percentile, or between the 50th and the 85th percentile, of comparative performance, then the number of Performance Units earned on the vesting date shall be determined by multiplying the relative percentile of comparative performance achieved by the Corporation by two (e.g., if the Corporation’s total shareholder return would have placed in the 40th percentile, then 80% of the Performance Units covered by the Award become earned on the vesting date; if the Corporation’s total shareholder return would have placed in the 75th percentile, then 150% of the Performance Units covered by the Award become earned on the vesting date).
          4. Termination of Employment. Except as provided in this Section 4 or in Section 5, the Participant shall not have any right to any payment hereunder unless the Participant is employed by the Corporation or a Subsidiary on the date the Performance Units subject to this Award are settled pursuant to Section 2(a) (or would have been settled without regard to any other provision of Section 2).
          (a) Qualifying Termination. If the Participant’s employment terminates by reason of a Qualifying Termination on or after December 31, 2010, the Participant shall be entitled to payment in respect of the Performance Units covered by the Award. Any payment made pursuant to a Qualifying Termination or pursuant to an employment agreement shall be in an amount equal to the same Payment Value (without pro-ration) in respect of the Performance Units covered by the Award as would have been payable, and at the same time and subject to the same conditions, had the Participant’s employment continued until the end of the Performance Cycle.
          (b) Termination for any Other Reason. Unless otherwise determined by the Committee, if the Participant’s employment is terminated prior to the date on which the Performance Units subject to this Award are settled pursuant to Section 2(a) (or would have been settled without regard to any other provision of Section 2) for any reason other than a Qualifying

Termination occurring on or after December 31, 2010, all of the Participant’s rights to Performance Units covered by the Award shall be immediately forfeited and canceled without further action by the Corporation or the Participant as of the date of such termination of employment. Notwithstanding the preceding sentence, the Participant’s Performance Units shall be immediately forfeited and canceled without further action by the Corporation or the Participant upon the Participant’s termination of employment for Cause. For purposes of the Award, the term “Retirement” shall mean a termination of the Participant’s employment other than for Cause at or after the Participant’s normal retirement age or earliest retirement date, in each case as specified in the Pension Plan of The Chubb Corporation or its successor (the “Pension Plan”). Accordingly, all of the Participant’s Performance Units shall be forfeited and canceled without further action by the Corporation or the Participant as of the date a Participant is terminated for Cause, whether prior to, on, or after the Participant’s normal retirement age or earliest retirement date, in each case as specified in the Pension Plan.
          (c) Transfers between the Corporation and Subsidiaries; Leaves, Other Absences and Suspension. Transfer from the Corporation to a Subsidiary, from a Subsidiary to the Corporation, or from one Subsidiary to another shall not be considered a termination of employment. Any question regarding whether a Participant’s employment has terminated in connection with a leave of absence or other absence from active employment shall be determined by the Committee, in its sole discretion, taking into account the provisions of applicable law and the Corporation’s generally applicable employment policies and practices. The Committee also may suspend the operation of the termination of employment provisions of this Agreement for such period and upon such terms and conditions as it may deem necessary or appropriate to further the interests of the Corporation.
     5. Change in Control. Notwithstanding anything in Section 2 or 3 to the contrary, Section 9 of the Plan shall apply in the event of a Change in Control.
     6. Adjustment in Capitalization. In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below fair market value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Award, then the Committee shall, in such manner as the Committee may deem equitable (in its sole discretion), adjust any or all of the number and kind of Performance Units subject to this Award and/or, if deemed appropriate, make provision for a cash payment to the person holding this Award; provided, however, that, unless the Committee determines otherwise, the number of Performance Units subject to this Award always shall be a whole number.
     7. Restrictions on Transfer. Performance Units may not be sold, assigned, hypothecated, pledged, or otherwise transferred or encumbered in any manner except (i) by will or the laws of descent and distribution or (ii) to a “Permitted Transferee”(as defined in Section 11(c) of the Plan) with the permission of, and subject to such conditions as may be imposed by, the Committee.

     8. No Rights as a Shareholder. Until shares of Stock are issued, if at all, in satisfaction of the Corporation’s obligations under this Award, in the time and manner specified in Section 2 or 5, the Participant shall have no rights as a shareholder.
     9. Notice. Any notice given hereunder to the Corporation shall be addressed to The Chubb Corporation, Attention Secretary, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061-1615, and any notice given hereunder to the Participant shall be addressed to the Participant at the Participant’s address as shown on the records of the Corporation.
     10. Restrictive Covenants. As a condition to the receipt of the Award made hereby, the Participant agrees to be bound by the terms and conditions hereof and of the Plan, including the following restrictive covenants:
          (a) Non-Disclosure. The Participant shall not, without prior written authorization from the Committee, disclose to anyone outside the Corporation, or use (other than in the Corporation’s or any of the Subsidiaries’ business), any confidential information or material relating to the business of the Corporation or any of the Subsidiaries that is acquired by the Participant either during or after employment with the Corporation or any of the Subsidiaries.
          (b) Non-Solicitation. Unless the Participant has received prior written authorization from the Committee, the Participant shall not during his or her employment or service with the Corporation or any of the Subsidiaries and for a period of one (1) year following any termination of such employment or service relationship (the “Restricted Period”):
          (i) Directly or indirectly, employ, solicit, persuade, encourage, or induce any individual employed by the Corporation or any of the Subsidiaries to become employed by or associated with any person or entity other than the Corporation or any of the Subsidiaries; or
          (ii) Directly or indirectly, solicit business on behalf of a Competitive Business from any Customer with whom the Participant has had, or employees reporting to the Participant have had, personal contact or dealings with on behalf of the Corporation or any of the Subsidiaries during the one (1) year period preceding the Restricted Period.
          (c) Non-Competition. Unless the Participant has received prior written authorization from the Committee, the Participant shall not, whether during his or her employment or service with the Corporation or any of the Subsidiaries or during the Restricted Period, directly or indirectly compete with the business of the Corporation or any of the Subsidiaries by becoming an officer, agent, employee, consultant, partner, or director of a Competitive Business, or otherwise render services to or assist or hold an interest (except as a less than one (1) percent shareholder of a public company) in any Competitive Business. Notwithstanding the foregoing, it shall not be a violation of this Section 10(c) for the Participant to serve as a director for any entity which would otherwise be a Competitive Business if the Participant was serving as a director for such entity at the time of his or her termination of employment in compliance with the Corporation’s Policy Statement on Conflict of Interest.

          “Customer” shall mean a person or entity to which the Corporation or any of the Subsidiaries is at the time providing services (which includes the provision of insurance or any other contractual obligation under any products of the Corporation or any of the Subsidiaries); for avoidance of doubt, it is understood and agreed that the term “Customer” includes any broker, agent, or other third party acting for or on behalf of such broker or agent.
          “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages, directly or indirectly, in the property and casualty insurance business, including, but not limited to, commercial insurance, personal insurance, specialty insurance, surety, excess and surplus lines, and/or reinsurance, and/or any other business that is a significant business of, the Corporation and the Subsidiaries as of the date of the Participant’s termination of employment or service with the Corporation or any of the Subsidiaries; provided however, that a business set forth above shall not be considered a “Competitive Business” in the event that, as of the date of the Participant’s termination of employment or service with the Corporation or any of the Subsidiaries, such business is no longer a business of the Corporation or any of the Subsidiaries.
          (d) Inventions. A Participant shall disclose promptly and assign to the Corporation all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Corporation or any of the Subsidiaries, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any of the Subsidiaries and shall do anything reasonably necessary to enable the Corporation or any of the Subsidiaries to secure a patent, copyright or any other intellectual property rights where appropriate in the United States and in foreign countries.
          (e) Relief with Respect to Violations of Covenants. Failure to comply with the provisions of this Section 10 at any point before payment in respect of earned Performance Units covered by the Award is made pursuant to the provisions of Section 2 or 5 shall cause all Performance Units covered by the Award to be canceled and rescinded without any payment therefor. For the avoidance of doubt, following a failure to comply with this Section 10, payments in respect of any portion of the Performance Units covered by the Award that have been deferred under the Deferred Compensation Plan in accordance with Section 2 hereof shall be forfeited, and accordingly the Participant shall have no further right to receive any such payment(s). In the event that all or any portion of the Performance Units covered by this Award shall have been settled in accordance with the terms of this Agreement within twelve (12) months of the date on which any breach by the Participant of any of the provisions of this Section 10 shall have first occurred, the Committee may require that the Participant repay (with interest or appreciation (if any), as applicable, determined up to the date payment is made), and the Participant shall promptly repay, to the Corporation the value of any cash or property (including the Fair Market Value of any Stock) conveyed to the Participant within such period in respect of such Performance Units. Additionally, the Participant agrees that the Corporation shall be entitled to an injunction, restraining order, or such other equitable relief restraining the Participant from committing any violation of the covenants or obligations contained in this Section 10. These rescission rights and injunctive remedies are cumulative and are in addition to any other rights and remedies the Corporation may have at law or in equity. The Participant acknowledges and agrees that the covenants and obligations in this Section 10 relate to special, unique, and extraordinary matters and that a violation or threatened violation of any of the terms of such covenants or obligations will cause the Corporation and the Subsidiaries irreparable injury for which adequate remedies are not available at law.
          (f) Reformation. The Participant agrees that the provisions of this Section 10 are necessary and reasonable to protect the Corporation in the conduct of its business. If any restriction contained in this Section 10 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope hereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.
     11. Withholding. The Corporation shall have the right to deduct from all amounts paid to the Participant in cash in respect of Performance Units covered by the Award any amount of taxes required by law to be withheld as may be necessary in the opinion of the Corporation to satisfy tax withholding required under the laws of any country, state, province, city, or other jurisdiction. In the case of any payments of Performance Units covered by the Award in the form of Stock, at the Committee’s discretion, the Participant shall be required to either pay to the Corporation the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Corporation shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.
     12. Committee Discretion; Delegation. Notwithstanding anything contained in this Agreement to the contrary, the Committee may take any action that is authorized under the terms of the Plan that is not contrary to the express terms hereof, including permitting the Participant to receive (upon such terms and conditions as the Committee shall determine) all or a portion of the Performance Units covered by the Award, up to the maximum amount that would have been payable, despite the termination of the Participant’s employment prior to the settlement date specified pursuant to Section 2(a). Nothing in this Agreement shall limit or in any way restrict the power of the Committee, consistent with the terms of the Plan, to delegate any of the powers reserved to it hereunder to such person or persons as it shall designate from time to time.
     13. No Right to Continued Employment. Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Corporation or any of the Subsidiaries to employ or continue the employment of the Participant for any period.
     14. Governing Law. The Award and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New Jersey (without reference to the principles of conflicts of law).
     15. Signature in Counterpart. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument. This Agreement may be accepted by the Participant by means of manual signature, electronic signature, or electronic acceptance.

     16. Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Corporation and the Participant and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the Corporation or the Participant or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
     17. Amendment. The Committee may affirmatively act to amend, modify, or terminate this Agreement at any time prior to payment in any manner not inconsistent with the terms of the Plan. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would have a materially adverse effect on the Participant’s rights under such Award, whether in whole or in part. Notwithstanding the foregoing, the Committee, in its sole discretion, may amend an Award if it determines such amendment is necessary or advisable for the Corporation to comply with applicable law (including Section 409A of the Code), regulation, rule, or accounting standard. As soon as is administratively practicable following the date of any such amendment to this Agreement, the Corporation shall notify the Participant of the amendment; provided, however, that failure to provide such notice shall not invalidate or otherwise impair the enforceability of such amendment.
     18. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     IN WITNESS WHEREOF, the Corporation, by its duly authorized officer, and the Participant have executed this Agreement in duplicate as of the day and year first above written.

THE CHUBB CORPORATION
By:

By:
Participant